UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2012

Legend Oil and Gas, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000-49752	84-1570556
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1420 5th Avenue, Suite 2200, Seattle, Washington		98101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 274-5165

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On May 17, 2012, the Company completed its final VWAP calculation under the Asset Purchase Agreement with International Sovereign Energy Corp. ("Sovereign"), as a result of which an additional 21,350,247 shares of Company common stock are issuable to Sovereign.

Pursuant to the Asset Purchase Agreement that the Company entered into with Sovereign dated September 13, 2011, the Company initially issued 3,552,516 shares of common stock to Sovereign in October 2011 in consideration for the Company’s acquisition of certain assets from Sovereign. Under the Asset Purchase Agreement, the Company was required to issue additional shares of common stock to Sovereign if the volume weighted average trading price (VWAP) of the Company common stock was less than threshold amounts during certain specified 10-day periods. The first VWAP period commenced on March 8, 2012 and the final VWAP period expired on May 17, 2012.

The Asset Purchase Agreement restricted the Company from issuing any additional shares of common stock to Sovereign if the issuance would cause Sovereign to become a greater than 10% shareholder. Effective May 17, 2012, Sovereign waived the 10% limitation.

The shares are to be issued to Sovereign in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended. The Asset Purchase Agreement contains representations to support the Company’s reasonable belief that Sovereign had access to information concerning the operations and financial condition of the Company and had knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Company. The shares issued to Sovereign are restricted securities for purposes of the Securities Act and the certificates representing the securities will bear legends to that effect.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legend Oil and Gas, Ltd.

May 18, 2012	By:	/s/ Marshall Diamond-Goldberg

Name: Marshall Diamond-Goldberg
Title: President